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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): June 11, 1999
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                             DELTA AIR LINES, INC.
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             (Exact name of registrant as specified in its charter)



           Delaware                    1-5424                58-0218548
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  State or other jurisdiction       (Commission            (IRS Employer
      of incorporation)             File Number)        Identification No.)


        Hartsfield Atlanta International Airport, Atlanta, Georgia 30320
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                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (404) 715-2600
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Item 5.  OTHER EVENTS

         Sale of Receivables

         On June 17, 1999, Delta entered into an accounts receivable facility providing for the sale of a defined pool of its accounts receivable (Receivables), on a revolving basis, through a wholly-owned, special purpose subsidiary to a third party. Delta initially sold to the subsidiary Receivables having a fair value of $547.4 million in exchange for (1) cash of $325 million, obtained through the subsidiary's sale of an undivided interest in the pool of Receivables to a third party; and (2) the subsidiary's subordinated note for the balance. The principal amount of the subsidiary's note fluctuates and represents the balance of the total purchase price payable by the subsidiary for the volume of Receivables sold which has not been paid in cash (either from payment by the third party or collections of previously sold Receivables). The accounts receivable facility will expire on June 15, 2000.

         Antitrust Lawsuits

         In June 1999, two purported class action antitrust lawsuits were filed in the United States District Court for the Eastern District of Michigan against Delta, U.S. Airways, Northwest Airlines and the Airlines Reporting Corporation, an airline-owned company that operates a centralized clearinghouse for travel agents to report and account for airline ticket sales.

         In the first case, the plaintiffs allege, among other things: (1) that the defendants and certain other airlines conspired with Delta in violation of
Section 1 of the Sherman Act to restrain competition and assist Delta in fixing and maintaining anticompetitive prices for air passenger service to and from its Atlanta and Cincinnati hubs; and (2) that Delta violated Section 2 of the Sherman Act by exercising monopoly power to establish such prices in an anticompetitive or exclusionary manner. The complaint asserts that, for purposes of plaintiffs' damages claims, the purported plaintiff class consists of all persons who purchased a Delta full fare ticket from June 11, 1995 to the present on routes (1) that start or end at Delta's hubs in Atlanta or Cincinnati; (2) on which Delta has over a 50% market share; (3) are longer than 150 miles; and (4) have total annual traffic of over 30,000 passengers.

         In the second case, the plaintiffs assert similar allegations and claims under Sections 1 and 2 of the Sherman Act with respect to U.S. Airways' pricing practices at its Pittsburgh and Charlotte hubs (U.S. Airways Hubs).


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The complaint asserts, among other things, that Delta, the other defendants and certain other airlines conspired with U.S. Airways to restrain competition and assist U.S. Airways in fixing and maintaining prices for air passenger service to and from the U.S. Airways Hubs.

         In both cases, plaintiffs have requested a jury trial, and are seeking injunctive relief; costs and attorneys' fees; unspecified damages, to be trebled under the antitrust laws; and such further relief as the Court deems appropriate. Delta believes that the allegations and claims asserted against it in these cases are without merit and it intends to defend these lawsuits vigorously.

         Deferral of Boeing 777 Aircraft

         On June 11, 1999, Delta announced it has notified The Boeing Company that Delta is deferring deliveries of all eleven B-777-200IGW aircraft (777s) on order. Delta made this decision to protect against schedule disruptions that would result if Delta pilots implemented their announced plans to invoke a contractual provision which effectively provides that pilots may stop flying 777 aircraft as early as November 1, 1999 if Delta and its pilots have not agreed to pilot pay rates and working conditions for 777 aircraft (777 Pay Rates) by that time.

         In February 1999, Delta and the Air Line Pilots Association, International (ALPA), the collective bargaining representative of Delta pilots, began negotiations on 777 Pay Rates. ALPA has previously informed Delta that a tentative agreement on 777 Pay Rates would have to be reached by May 28, 1999 to achieve a pilot-ratified 777 Pay Rate agreement by August 1, 1999, which is the approximate date on which Delta will publish its winter schedule in computer reservations systems. Delta and ALPA have not reached a tentative settlement on 777 Pay Rates and the parties remain far apart. Accordingly, Delta deferred its eleven 777 orders and is marketing its 777 aircraft.

         For additional information concerning this matter, please refer to "Pilot Collective Bargaining Agreement Matters" on pages 23-25 of Delta's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

                     Retirement of Chief Operating Officer

         On June 28, 1999, Maurice W. Worth, the Company's Chief Operating Officer, announced that he intends to retire from the Company effective September 1, 1999.

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                                   SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           DELTA AIR LINES, INC.



                                           By:   /s/ Edward H. Bastian
                                                 -----------------------------
                                                 Edward H. Bastian
                                                 Vice President and Controller


Date:  July 13, 1999


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